Filed Pursuant to Rule 433
Registration No. 333-285172
February 24, 2025
Relating to Preliminary Prospectus Supplement
dated May 20, 2025
PRICING TERM SHEET
KENVUE INC.
May 20, 2025
$750,000,000 4.850% Senior Notes due 2032

Summary of Terms

Issuer:	Kenvue Inc.

Issue:	4.850% Senior Notes due 2032 (the “Notes”)

Trade Date:	May 20, 2025

Settlement Date (T+2):*	May 22, 2025

Anticipated Ratings:**	A1 (stable) (Moody’s Investors Service, Inc.) A (stable) (Standard & Poor’s Ratings Services)

Maturity:	May 22, 2032

Principal Amount:	$750,000,000

Issue Price:	99.883%

Coupon (Interest Rate):	4.850%

Yield to Maturity:	4.870%

Spread to Benchmark Treasury:	T + 60 bps

Benchmark Treasury:	UST 4.000% due April 30, 2032

Benchmark Treasury Price/Yield:	98-12+ and 4.270%

Interest Payment Dates:	May 22 and November 22, commencing on November 22, 2025

Optional Redemption:	At any time prior to March 22, 2032, make-whole call at Treasury Rate plus 10 basis points; par call at any time on or after March 22, 2032

Use of Proceeds:	The Company intends to use the net proceeds from this offering for general corporate purposes.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
NatWest Markets Securities Inc.
RBC Capital Markets, LLC
UBS Securities LLC
BBVA Securities Inc.
ING Financial Markets LLC
Intesa Sanpaolo IMI Securities Corp.
Santander US Capital Markets LLC
Standard Chartered Bank
UniCredit Capital Markets LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

CUSIP / ISIN:	49177JAS1 / US49177JAS15
*We expect to deliver the Notes against payment for the notes on the second business day following the pricing of the notes (“T+2”) . Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle T+2, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.
**A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a registration statement (including a base prospectus) and the Preliminary Prospectus Supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement, the accompanying base prospectus in that registration statement, this pricing term sheet and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement, the final prospectus supplement (when available) and the accompanying base prospectus if you request it by calling Citigroup Global Markets Inc. at +1 (800) 831 9146 or Deutsche Bank Securities Inc. at +1 (800) 503 4611.
This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.